Powder River Petroleum

“PWDR”

March/April 2008

About Powder River

Powder River Pe t r o l e u m International Inc. is a revenue generating producer, acquirer, and marketer of crude oil and natural gas properties. The Company’s producing properties are located in Texas, Oklahoma, and Louisiana, with additional interests in Mississippi and Wyoming. Powder River Pe t r o l e u m International Inc. has an administrative office in Calgary, Alberta, Canada, and a regional field office is located in Tulsa, Oklahoma, USA.

The President and CEO of the Company is Mr. Brian Fox, and the CFO is Mr. Jeffery Q. Johnson. Brian Fox is the sole director.

Powder River trades on the OTC BB under the symbol PWDR.

Recent News and Headlines

Powder River Announces Drilling and Production Update Feb 26/08

• Company is currently drilling the #2 well on the Brookshire Salt Dome project

• Further wells are being prepared for development on this property

• Development is also underway on three wells requiring re-work on the Weesatche project

Powder River Completes Purchase of Drilling Company Feb 12/08

• Completed purchase of Texoma Oilfield Services Inc.

• Powder River has 100% control of a full well service and drilling company

• Equipment includes drilling rigs, pulling units, service crews, dozers, backhoes, trenchers, rock saws, winch and transport trucks, and other oilfield supplies

Texas

Powder River currently has four producing properties in Texas. A fifth project was purchased in early 2008.

Biamante

This project is located in the Powder River Consolidated Field in Goliad County, Texas. Purchased in early 2007, development of this project commenced in August of that year. Powder River has scheduled a 20 well drilling program for this property. The first well is completed and will be in production in March. Production is projected to be 114,000 mcf per month by the end of 2008, or 3,300 mcf per day.

Brookshire Salt Dome

This project is located in Waller County, west of Houston, Texas. Purchased in May of 2006, the first well on this project—the Minns Josh #1—was completed and brought into production by the end of that year. Powder River is currently drilling on this project. Projections are not available at this time.

Polk County

This is a 40 acre project located northeast of Houston in east central Texas. This property has one well producing.

Weesatche

This is the second project located in the Powder River Consolidated Field. Development of this project commenced in 2006. This project is currently producing approximately 1500 mcf per day projected to increase to 3800 mcf per day by the end of 2008.

Oklahoma

Powder River currently has two projects in Oklahoma.

Osage

This is a nine well project, of which Powder River currently holds a 25% working interest in. This project is located in north Central Oklahoma. There are seven wells currently in production. Current production is averaging approximately 500 BOPD per month.

Lincoln

Located in central Oklahoma, this is a re-completion project. This project is currently under development, with production projected to increase to 6000 BOE per month by end of 2008.

Louisiana

Powder River currently has three projects in Louisiana.

Springhill

Located on 900 acres in northwestern Louisiana, this is a 21 well project. Currently, there are 14 wells and two injection wells in production. Current production is approximately 750 barrels of oil per month, projected to increase to 45 BOPDE or 1350 BOE per month in 2008.

Leonard Heirs

This is a 960 acre project located southwest of Lafayette. This project has nine wells, with four currently in production. Current production is estimated at approximately 330 barrels of oil per month, increasing to 1000 BOE per month by the end of 2008.

Munro

This project is 150 acres in northeastern Louisiana. There are currently three wells on the property—two producing wells and one injection well.

Other PWDR Projects

In addition to the projects Powder River Petroleum International Inc. has in Texas, Oklahoma and Louisiana, the Company also has other property holdings in the United States. Powder River has an interest in two projects in Wyoming. These two projects, which cover more than 7000 acres, are currently under development.

In July of 2006, Powder River further increased their holdings by purchasing a project in Amite County, Mississippi, their first in the state. The project has one producing and one injection well. Recoverable reserves have been estimated at 140,000 barrels of oil. Upon completion, this project is estimated to produce 40 BOPD and 80 mcf gas per day.

The Company currently is investigating other opportunities, and is always researching new projects to increase their holdings.

PWDR Holdings

In February of 2008, Powder River Petroleum International Inc. completed the purchase of Texoma Oilfield Services Inc. This is a full oilfield service company which can complete all phases of drilling and well completion. Powder River oversees the administration aspects of Texoma and has full and exclusive use of all the drilling and completion facilities.

Texoma’s equipment includes three drilling rigs and three pulling units (service rigs), dozers, backhoes, trenchers, rock saws, winch trucks, transport trucks, welders, several service trucks, and several acres of oilfield supplies. They also have six full time service crews.

PWDR Leadership

Brian Fox, CEO

Brian Fox is the President and CEO of Powder River Petroleum International Inc. Mr. Fox assumed these positions in December of 2003, when the Company underwent a change in control. Mr. Fox has been actively involved in the oil and gas industry for over 25 years. He has extensive experience in all aspects of the oil and gas sector, including management and development of oil and gas projects, as well as corporate finance and public relations.

Jeffery Q. Johnson, CFO

Jeffery Q. Johnson is the CFO of Powder River Petroleum International Inc. He assumed this position in August 2007. At the time he joined Powder River, Mr. Johnson was a manager at Stayner Bates & Jensen P.C. in Salt Lake City, UT. He holds a Bachelor Degree in Business Administration and a Masters of Accountancy Degree both from Southern Utah University. Mr. Johnson has experience with both small and mid-sized companies in a variety of industries as both an auditor and outside consultant.

Revenue Projections

Powder River has implemented an aggressive drilling program to complete a minimum of 26 wells into production by December 31, 2008. Development plans are predicated on average weather and equipment availability.

2008 Revenue Projections (in USD)

Oil and Gas Sales: $27,000,000

Marketing Program: $24,000,000

Total Projected: $51,000,000

This document may contain “forward-looking statements” as that term is defined in the Private Securities Litigation Reform Act of 1995. Such statements are based on management’s current expectations and are subject to a number of factors and uncertainties which could cause actual results to differ materially from those described herein. Although the Company believes that the expectations in such statements are reasonable, there can be no assurance that such expectations will prove to be correct.

Contact Investor Relations

Steve Weiss

Phone: (609) 529-3671

Email: info@powderrivergascorp.com

Investor Relations Asia

Jean Chye Wei Ling, Managing Director

Phone: +65 62197670

Fax: +65 67637751

Email: powderriverjc@yahoo.com

Princeton Research Inc.

Mike King, Market Analyst

Phone: (702) 650-3000